SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

SARATOGA RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Texas	76-0314489
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1304 Alta Vista, Austin, Texas 78704
(Address of principal executive offices)(Zip code)

Registrant's telephone number, including area code:	(512) 940-1948

copies to:

Michael Sanders, Attorney at Law

20701 Hamilton Pool Rd.

Dripping Springs, Texas 78620

(512) 264-2062

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	None

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $0.001 par value
(Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definition of “accelerated filer,” “large accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
Emerging growth company	☐

If an emerging growth company, indicate by check market if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

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Item 1.    Business

General

Saratoga Resources, Inc. is a “blank check” company seeking the acquisition and/or development of profitable, or potentially profitable, business opportunities with a focus on energy resources to meet 21st century energy demands. We historically operated as an oil and gas operating company but no longer conduct any oil and gas operations or hold any material oil and gas assets. Our current focus is seeking a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. We have not selected any specific business combination target and have not initiated any substantive discussions with any business combination target.

In seeking business combination targets, although we may pursue any attractive opportunities, we intend to pursue an “all-of-the-above” approach to address energy demand in the coming decades with a primary focus on so-called “green energy” or “clean energy” products and services with the potential to advance the de-carbonization of the atmosphere and a secondary focus on traditional oil and gas opportunities to meet the interim energy demands of the modern economy, pending the planned transition to a carbon-neutral economy.

History

Operating History. We were incorporated under the laws of the State of Texas in 1990. From inception through 2016, we were engaged in the development and operation of various oil and gas assets which, at its peak, covered more than 50,000 acres across the transitional coastline and protected in-bay environment on parish and states leases of south Louisiana and in the shallow Gulf of Mexico shelf.

Following a steep decline in energy prices, in mid-2015, we, and our subsidiaries, filed a voluntary petition under Chapter 11 in the United States Bankruptcy Court to restructure our obligations and capital structure. In May 2016, the bankruptcy court approved, and in June 2016 we completed, the sale of substantially all of our assets. On November 2, 2016, our plan of reorganization became effective, our debts were discharged and we exited bankruptcy.

Following our exit from bankruptcy, we conducted nominal operations with respect to oil and gas assets retained under our Plan of Reorganization, selling certain retained oil and gas interests and rights in 2016 and 2017 to support ongoing operations. Ultimately, all remaining leases expired. Since 2016, we have conducted nominal operations and our only current oil and gas assets consist of certain seismic licenses.

Reporting History. We were previously subject to the reporting requirements of the Securities Exchange Act of 1934 and our common stock was listed on the NYSE Mkt.

In June 2015, as a result of our bankruptcy filing, we were delisted from the NYSE American.

With the absence of financial resources to support compliance with the reporting obligations under the 1934 Act, we ceased filing quarterly and annual reports with the SEC after the fiscal quarter ended September 30, 2015 and in June 2019, our registration under the 1934 Act was revoked by the SEC and our status as a reporting company ceased.

Business Plan

Our business plan is to seek out opportunities to carry out a business combination with one or more businesses. While we are not limited in the nature of businesses we seek to acquire, our intent is to focus: (i) principally, on so-called “green” or “clean” energy products and services with the potential to advance the de-carbonization of the atmosphere, and (ii) secondarily, on traditional oil and gas opportunities to meet interim energy demands of the modern economy, pending the planned transition to a carbon-neutral economy.

Clean Energy Opportunity. Generational concern about climate change and global warming has created growing demand for non-carbon, so-called “green” or “clean” energy solution to fuel the 21st century economy. In response to growing consumer demand for de-carbonizing technologies, governments around the globe are enacting pro-climate regulations and companies are aggressively pursuing the development and utilization of renewable, non-carbon based, energy.

The Paris Agreement of 2015, commonly referred to as the Paris Climate Accord, brought together the governments of more than 190 nations to establish a common goal of massive carbon emissions reduction with targeted reductions and standards established. With the Biden administration taking office in 2021, the United States has rejoined the Paris climate accord and has established the transition to a carbon neutral economy as a central policy position.

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Our World in Data, a project of researchers at the University of Oxford, estimates global annual carbon emissions of more than 36 billion tons in 2019 and NASA reports atmospheric carbon dioxide at 412 parts per million (PPM), up from approximately 370 PPM in 2000 and 280 PPM at the beginning of the industrial revolution.

Societal costs, as reflected in losses and damage attributable to flooding from sea level rise, agricultural losses from drought, increased wildfires and increased destruction from more severe tropical storms, is estimated by the International Monetary Fund at approximately $50 per ton of carbon emissions. Each billion tons of carbon emissions avoided represents a potential economic gain, or opportunity, of $50 billion. Achieving a carbon neutral economy would equate to approximately $1.8 trillion of annual economic opportunity while achieving reductions in CO2 to pre-2000 levels represents an additional multiple trillion-dollar economic opportunity over the coming decades.

Beyond the increasing governmental responses to climate change concerns, consumers, industry and the capital markets have increasingly focused on sustainability and furthering the battle against climate change.

In a 2018 survey by Futerra, a sustainability consultancy firm, 88% of consumers indicated that they would like brands to help them become more environmentally friendly. Similarly, a 2019 study by global consulting firm Accenture Plc indicated that 72% of respondents were buying more environmentally friendly products than they were five years prior and that 81% expected to increase that buying behavior over the next five years.

In response to the growing governmental and consumer focus on sustainability, industry has begun adopting widespread initiatives to support sustainability, reduce carbon footprints and increase environmental stewardship. Increasingly, companies around the globe, including Apple, Microsoft, Facebook, Amazon, PepsiCo, Coca-Cola and British Airways, among others, are publicly announcing long-term commitments to achieve net zero carbon emissions. Beyond their net zero carbon emissions goals, many companies have made concrete commitments to further decarbonization. As examples, Amazon co-founded The Climate Pledge Fund to invest $2 billion to support the development of carbon reduction technologies and services; Unilever has announced that it will source 100% of their energy across all manufacturing operations from renewable sources; and, Anheuser-Busch has announced a goal of converting its entire long-haul fleet to renewable-powered trucks.

Capital markets and investors have similarly responded to the growing governmental, consumer and industry emphasis on sustainability and decarbonization. According to a 2019 report of the World Economic Forum and the United Nations Task Force on Digital Financing of the Sustainable Development Goals, investments with a sustainable mandate exceeded $30 trillion in 2018, up 34% from 2016. A substantial driver of that growth appears to be generational in nature with 64% of millennials indicating the environmental and sustainability metrics were important in their investing decisions compared to 54% for Gen Xers and 42% among Baby Boomers. The report goes on to indicate that annual investment of $5-7 trillion will be required to finance the sustainable development goals therein with the potential to create 380 million new jobs globally if those goals are achieved. Within the energy space, the International Energy Agency’s World Energy Outlook projects significant increases in investments in the clean energy space to achieve the UN Sustainable Development goals for energy with investments in clean technology and energy efficiency each expected to exceed $500 billion annually through 2025 each increasing to more than $800 billion annually through 2040.

Our principal focus is identifying favorable opportunities to acquire companies, and acquiring and capitalizing one or more target companies, within the growing “clean energy” space to participate in the broad societal priority of sustainability and decarbonization of the global economy.

Secondary Opportunities. While our focus is identifying and acquiring attractive companies in the “clean energy” space, we may be presented, or identify, potentially attractive opportunities outside of the “clean energy” space. Such opportunities may include, but are not limited to, traditional oil and gas investments. Where such opportunities are identified, we may consider and pursue acquisitions if the economic opportunity is considered compelling. If we consider traditional oil and gas opportunities, we intend to take into consideration the expected continuation of the trend toward decarbonization and the sustainability of such opportunities in light of that trend.

Acquisition Targets

Identification of Acquisition Targets. We have not as yet identified an acquisition target or any candidates for consideration as acquisition targets. Our management anticipates that target acquisition candidates will be brought to our attention from various unaffiliated sources, including securities broker-dealers, investment bankers, venture capitalists, bankers and other members of the financial community, who may present solicited or unsolicited proposals. Our management, directors and shareholders may also bring to our attention target business candidates.

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While we do not presently anticipate engaging the services of professional firms that specialize in business acquisitions on any formal basis, we may engage these firms in the future, in which event we may pay a finder’s fee or other compensation in connection with a business combination. In no event, however, will we pay management any finder’s fee or other compensation for services rendered to us prior to or in connection with the consummation of a business combination.

Evaluation of Acquisition Targets. The analysis of potential acquisition targets will be undertaken by or under the supervision of our sole officer, Thomas Cooke. We have unrestricted flexibility in seeking, analyzing and participating in potential business opportunities. In analyzing potential acquisition targets, we will consider the following kinds of factors, among others:

•	Potential for growth, indicated by new technology, anticipated market expansion or new products;

•	Financial condition and results of operations of the target company;

•	Current or potential market acceptance of a target company’s products, services or processes;

•	Proprietary aspects and intellectual property of a target company’s products, services or processes;

•	Competitive position as compared to other firms of similar size and experience within the industry segment as well as within the industry as a whole;

•	Strength and diversity of management, either in place or scheduled for recruitment;

•	Capital requirements and anticipated availability of required funds, to be provided by our company, the target or from operations, through the sale of additional securities, through joint ventures or similar arrangements or from other sources;

•	Regulatory considerations and other potential challenges faced by target companies; and

•	Costs and terms associated with a potential acquisition.

In applying the foregoing criteria, no one of which will be controlling, management will attempt to analyze all factors and circumstances and make a determination based upon reasonable investigative measures and available data. Additionally, management will investigate an entity to engage a potential acquisition through reviewing available financial statements, interviewing a potential acquisition’s primary vendors and customers as well as financial advisors.

Potentially available business opportunities, while expected to focus on “green energy”, may occur in many different industries, and at various stages of development, all of which will make the task of comparative investigation and analysis of such business opportunities extremely difficult and complex. Due to our limited capital available for investigation, we may not discover or adequately evaluate adverse facts about the opportunity to be acquired.

Acquisition Structure and Mechanics

The manner in which we participate in an opportunity will depend upon the nature of the opportunity, the respective needs and desires of the parties, such as the need to become a public company in order to use its security to acquire assets or a business, provide stock to retain key employees as incentive, and the desire to become public due to these perceived benefits, and the promoters of the opportunity, and the relative negotiating strength of the parties.

It is likely that we will acquire our participation in a business opportunity through the issuance of common stock or other securities and that the parties will seek to structure the transaction as a “tax free” reorganization under Section 368(a)(1) of the Internal Revenue Code which may entail a merger or stock-for-stock exchange, among other options. While the structure of any acquisition is as yet unknown, it is likely that our present stockholders will not have control of a majority of the voting shares of the combined company on conclusion of an acquisition and present stockholders may experience substantial dilution arising from an acquisition. It is also likely that all or a majority of our officers and directors will be required to resign on consummation of an acquisition with new officers and directors to be appointed, possibly without a vote of shareholders.

An acquisition may or may not require a vote of our stockholders. In the case of a statutory merger or an acquisition in which shares are to be issued in excess of the shares we currently have authorized and available to issue, it is expected that a majority vote of our stockholders will be required to approve the same. The necessity to obtain shareholder approval may result in delay and additional expense in the consummation of any proposed acquisition and may give rise to certain appraisal rights in favor of dissenting stockholders.

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It is anticipated that the investigation of specific business opportunities and the negotiation, drafting and execution of relevant agreements, disclosure documents and other instruments will require substantial management time and attention and substantial cost for accountants, attorneys and others. If a decision is made not to participate in a specific business opportunity, the costs theretofore incurred in the related investigation would not be recoverable. Furthermore, even if an agreement is reached for the participation in a specific business opportunity, the failure to consummate that transaction may result in the loss to us of the related costs incurred.

We can give no assurances that we will be successful in finding or acquiring a desirable business opportunity or as to the terms of any such acquisition or the nature of any target company. Furthermore, we can give no assurances that any acquisition, if it occurs, will be on terms that are favorable to us or our current stockholders.

Upon the consummation of a business combination, we will file with the Securities and Exchange Commission a current report on Form 8-K to disclose the business combination, the terms of the transaction and a description of the business and management of the target business, among other things, and will include audited consolidated financial statements of the acquired company.

Competition

We expect to encounter intense competition from other entities having a business objective similar to ours. Many of these entities are well established and have extensive experience identifying and effecting business combinations, either directly or through affiliates. Many if not virtually most of these competitors possess far greater financial, human and other resources compared to our resources. While we believe that there are numerous potential target businesses that we may identify, our ability to compete in acquiring certain of the more desirable target businesses will be limited by our limited financial and human resources. Our inherent competitive limitations are expected by management to give others an advantage in pursuing the acquisition of a target business that we may identify and seek to pursue. Further, any of these limitations may place us at a competitive disadvantage in successfully negotiating a business combination. Our management believes, however, that our status as a reporting public entity with potential access to the United States public equity markets may give us a competitive advantage over certain privately-held entities having a similar business objective in acquiring a desirable target business with growth potential on favorable terms.

If we succeed in effecting a business combination, there will be, in all likelihood, intense competition from existing competitors of the business we acquire. In particular, certain industries which experience rapid growth frequently attract an increasingly larger number of competitors, including those with far greater financial, marketing, technical and other resources than the initial competitors in the industry in which we seek to operate. The degree of competition characterizing the industry of any prospective target business cannot presently be ascertained. We cannot assure you that, subsequent to a business combination, we will have the resources to compete effectively, especially to the extent that the target business is in a high-growth industry.

Employees

We presently have one employee, our Chief Executive Officer, who devotes so much of his time as he deems reasonably necessary to administer our affairs until such time as an acquisition is completed. If, and when, we complete an acquisition of a target company, we anticipate that some or all of the employees of the acquired target company will become employees of the combined company.

Corporate Information

Our offices are located at 1304 Alta Vista, Austin, Texas 78704 and our telephone number is (512) 940-1948. Our offices are provided on a rent free basis by our Chief Executive Officer. Upon completion of an acquisition, we expect that our offices will be relocated to a suitable location based on the nature and location of the acquired business and will be used on prevailing market terms.

Smaller Reporting Company Status. We are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the aggregate worldwide market value of our common stock held by non-affiliates equaled or exceeded $250 million as of the prior June 30th, or (2) our annual revenues equaled or exceeded $100 million during such completed fiscal year and the aggregate worldwide market value of our common stock held by non-affiliates equaled or exceeded $700 million as of the prior June 30th.

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Blank Check Company Status. We are a development stage company with a business plan to engage in a merger or acquisition with an unidentified company. As such, we are a “blank check company” as defined in Rule 419 under the Securities Act of 1933. In the event that we offer securities pursuant to a registration statement under the Securities Act, such offering will be subject to the provisions of Rule 419, including but not limited to requirements that proceeds of such offerings be deposited in escrow pending completion of an acquisition.

Shell Company Status. We presently have no or nominal operations and no or nominal assets. As such, we are a “shell company” as defined in Rule 405 under the Securities Act. As a shell company, “restricted securities”, as defined in Rule 144 under the Securities Act, that we sell, including securities sold pursuant to the resale restrictions of Rule 502(d) under Regulation D promulgated under the Securities, will not be eligible for resale in reliance on Rule 144 until one year after we file “Form 10 Information” reflecting the completion of an acquisition terminating our shell company status.

Penny Stock Status. Our common stock is a “penny stock,” as defined in Rule 3a51-1 promulgated by the SEC under the Securities Exchange Act of 1934. The penny stock rules require a broker-dealer, prior to a transaction in penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its sales person in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules require that the broker-dealer, not otherwise exempt from such rules, must make a special written determination that the penny stock is suitable for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure rules have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. So long as our common stock is subject to the penny stock rules, it may be more difficult to sell our common stock.

Item 1A.    Risk Factors

Not applicable to Smaller Reporting Companies.

Item 2.     Financial Information

Overview

Since our exit from bankruptcy in 2016, we have had no material operations and we presently have no material operating assets. Our current business objective is to seek a business combination with an operating company. We intend to use our limited financial resources in connection with such activities. We expect to utilize our capital stock, debt or a combination of capital stock and debt, in effecting a business combination. It may be expected that entering into a business combination will involve the issuance of restricted shares of capital stock. The issuance of additional shares of our capital stock:

●	may significantly reduce the equity interest of our stockholders;

●	will likely cause a change in control if a substantial number of our shares of capital stock are issued, and most likely will also result in the resignation or removal of our present officer and director; and

●	may adversely affect the prevailing market price for our common stock.

Similarly, if we issued debt securities, it could result in:

●	default and foreclosure on our assets if our operating revenues after a business combination were insufficient to pay our debt obligations;

●	acceleration of our obligations to repay the indebtedness even if we have made all principal and interest payments when due if the debt security contained covenants that required the maintenance of certain financial ratios or reserves and any such covenants were breached without a waiver or renegotiations of such covenants;

●	our immediate payment of all principal and accrued interest, if any, if the debt security was payable on demand; and

●	our inability to obtain additional financing, if necessary, if the debt security contained covenants restricting our ability to obtain additional financing while such security was outstanding.

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Results of Operations

We have had no material operations and had no operating revenues during the years ended December 31, 2020 and 2019 and through the three and six months ended June 30, 2021.

During the three months ended June 30, 2021 and 2020, we reported net losses of $129,825 and $96,524, respectively. For the six months ended June 30, 2021 and 2020, we reported net losses of $250,305 and $197,782, respectively and during fiscal years 2020 and 2019, we reported net losses of $410,257 and $412,251, respectively. The losses during each of those periods arose from corporate maintenance costs, salary accrued to our sole officer and accrued director fees.

In 2021, we will incur one-time expenses associated with preparation and filing of our Form 10 registration statement, including legal, accounting, auditing and other costs of our efforts to resume public trading in our common stock. Upon the effectiveness of our Form 10 registration statement, we anticipate that our expenses will increase as a result of being a public company (for legal, financial reporting, accounting, auditing and associated costs) and our efforts to identify and consummate a transaction with prospective business combination candidates.

Until such time, if ever, as we consummate a transaction with a business combination candidate, we do not expect to realize any operating revenues.

Liquidity and Capital Resources

As of December 31, 2020 and June 30, 2021, we had no business operations and no cash resources other than that provided by management.

As of December 31, 2020, we had a deficit in working capital of $1.7 million, principally reflecting accrued salary owed to our sole officer ($1,133,333), interest on accrued salary owed to our sole officer ($213,396), payables to our sole officer relating to advances to pay our recurring costs ($69,337) and accrued director fees payable to non-employee directors ($182,155).

In early 2021, we sold 3,000,000 shares of common stock to two unaffiliated investors for $120,000. We intend to use the proceeds of that stock issuance principally to support our efforts to resume public trading in our common stock and commence efforts to identify and consummate a transaction with a business combination candidate. Such costs are expected to include, but are not limited to, paying the costs of bringing our financial statements current and auditing the same, payment of legal fees and other costs associated filing our Form 10 registration statement, payment of transfer agent and related fees and payment of due diligence and other costs associated with our efforts to identify a suitable business combination candidate.

After giving effect to the stock issuance and the accrual of fees associated with the preparation of this Form 10 in early 2021, we had cash on hand at June 30, 2021 of $59,669 and had a working capital deficit of $1.7 million.

In June 2021, we issued (i) to our Chief Executive Officer 2,358,421 shares of common stock in full settlement of $69,337 of advances and $25,000 of interest on accrued salaries, and (ii) to legal counsel 342,000 shares of common stock in full settlement of $13,680 of accrued legal fees.

We are dependent upon the funding provided by our 2021 common stock sale and any interim funding that may be provided by management or an affiliated party to support our costs through consummation of a transaction with a business combination candidate. There can be no assurance that the funds provided by our 2021 common stock sale will be adequate to support our efforts to complete our preparation of filing of Form 10 and resumption of trading in our common stock or complete a transaction with a business combination candidate or that we can secure additional funding, if needed, to complete those efforts.

Our audited financial statements for the years ended December 31, 2020 and 2019 include a qualification for “going concern,” reflecting a risk that we will not be able to sustain operations for the next twelve months.

Off-Balance Sheet Arrangements

As of June 30, 2021, December 31, 2020 and 2019, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act of 1934.

Contractual Obligations and Commitments

As of June 30, 2021, December 31, 2020 and 2019, our only contractual obligation was an employment agreement with our sole officer.

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Critical Accounting Policies

Our significant accounting policies are described in the notes to our financial statements for the years ended December 31, 2019 and 2020, and are included elsewhere in this registration statement. None of our accounting policies are considered critical accounting policies.

Item 3.     Properties

We do not presently have any physical facilities. Current operations are conducted from the residence of our President, free of charge.

Item 4.     Security Ownership of Certain Beneficial Owners and Management

Unless otherwise indicated, the table below shows the amount of our common stock beneficially owned as of June 30, 2021, by (1) each person known to beneficially own more than 5% of our outstanding common stock, (2) each of our directors and executive officers (collectively, the named executive officers), and (3) all directors and executive officers as a group.

			Number of
	Number of		Shares Subject	Total Number
	Shares Not		To Exercisable	of Shares
	Subject to		Warrants and	Beneficially	Percent of
Name of Beneficial Owner	Options		Options (1)	Owned (1)	Class (1)(2)

Thomas F. Cooke	8,500,843	(3)	500,000	9,000,843	24.2%
GSO Capital Partners (4)	4,800,000		—	4,800,000	13.1%
Andy Clifford (5)	2,637,164		—	2,637,164	7.2%
Directors and executive officers as a group (1 person) (3)	8,500,843		500,000	9,000,843	24.2%

*	Ownership is less than 1%.

(1)	Reflects our common stock that could be acquired within sixty days of the record date upon the exercise of outstanding warrants and options.

(2)	Based on 36,687,022 shares of our common stock outstanding as of June 30, 2021.

(3)	Includes 104,148 shares held by Mr. Cooke’s spouse, as to which he disclaims beneficial ownership.

(4)	Address is 345 Park Avenue, New York, NY 10154. Based on a Schedule 13G, Amendment No. 1, filed with the SEC on February 14, 2013. Blackstone/GSO Capital Solutions Fund L.P. and Blackstone/GSO Capital Solutions Overseas Master Fund L.P. (collectively, the “GSO Funds”) respectively hold 3,578,781 and 1,221,219 shares of our common stock. Blackstone/GSO Capital Solutions Associates LLC is the general partner of Blackstone/GSO Capital Solutions Fund LP. GSO Holdings I LLC is the managing member of Blackstone/GSO Capital Solutions Associates LLC. GSO Capital Partners LP is the investment manager of Blackstone/GSO Capital Solutions Overseas Master Fund L.P., and in that respect holds discretionary investment authority for, and may be deemed to be the beneficial owner of the shares held by, Blackstone/GSO Capital Solutions Overseas Master Fund L.P. GSO Advisor Holdings L.L.C. is the general partner of GSO Capital Partners LP. Blackstone Holdings I L.P. is the sole member of each of GSO Holdings I LLC and GSO Advisor Holdings L.L.C. Blackstone Holdings I/II GP Inc. is the general partner of Blackstone Holdings I L.P. The Blackstone Group L.P. is the controlling shareholder of Blackstone Holdings I/II GP Inc. Blackstone Group Management L.L.C. is the general partner of The Blackstone Group L.P. Stephen A. Schwarzman is the founding member of Blackstone Group Management L.L.C. In addition, each of Bennett J. Goodman, J. Albert Smith III and Douglas I. Ostrover, each of whom serves as an executive of GSO Holdings I LLC, which is an affiliate of Blackstone/GSO Capital Solutions Associates LLC, may have shared investment control with respect to the common stock held by the GSO Funds.

(5)	Includes (i) 2,500,000 shares held by CPK Resources of which Mr. Clifford is the principal officer and owner, (ii) 5,886 share by Mr. Clifford’s SEP-IRA, and (iii) 4,173 shares held by the SEP-IRA of Mr. Clifford’s spouse, at to which he disclaims beneficial ownership.

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Item 5.     Directors and Executive Officers

Executive Officers and Directors

Our current executive officers and directors, and their ages and positions, are as follows:

Name	Age	Position
Thomas F. Cooke	72	Chief Executive Officer, President and Chairman

The following is a biographical summary of the business experience of our executive officers and directors:

Thomas F. Cooke co-founded our company in 1990 and has served as our Chief Executive Officer, President and Chairman since 2017. Mr. Cooke served as our Chief Executive Officer and Chairman from 2007 to 2017 and as our Chief Executive Officer, President and Chairman from 1996 to 2007.  In addition, Mr. Cooke has been self-employed as an independent oil and gas producer and investor for more than 40 years.

Rex White and Brad Holmes previously served as directors of the company until their passing in 2021 and 2020, respectively.

There are no family relationships among the executive officers and directors. Except as otherwise provided in employment agreements, each of the executive officers serves at the discretion of the Board.

Involvement in Certain Legal Proceedings

Mr. Cooke was a director and officer of our company at the time of our filing for protection under Chapter 11 of the U.S. Bankruptcy Code in 2015. Pursuant to the terms of the bankruptcy, we transferred substantially all of our assets in settlement of all existing debts. We exited bankruptcy in 2016.

Item 6.     Executive Compensation

Compensation Paid or Accrued

We paid no cash or other consideration to any officers during the years ended December 31, 2020 or 2019. However, we have accrued salary payable to Thomas Cooke pursuant to an employment contract in the amount of $250,000 in each of those years.

Employment Agreement

Thomas Cooke is party to an employment agreement with the company. Pursuant to the terms of the employment agreement, Mr. Cooke serves as our President and Chief Executive Officer.

The term of Mr. Cooke’s employment agreement commenced May 26, 2016 and continued for three years with automatic one year extensions until notice of termination is given by the company in advance of the then applicable expiration date, or the earlier death or resignation of Mr. Cooke or termination for cause.

The employment agreement provides for an annual salary of $250,000 with salary deferred and accrued with simple interest at 10% until such time as our board determines that we have adequate resources to support operations and pay such accrued salary. The employment agreement also provided for the grant to Mr. Cooke of an option to purchase 500,000 shares of common stock for a five-year term.

Outstanding Equity Awards at December 31, 2020

The following table includes certain information with respect to unexercised options held by named executive officers at December 31, 2020:

	Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date

Thomas Cooke	01/25/17	500,000	—	$0.214	01/24/22

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Director Compensation

In January 2017, we adopted a policy establishing compensation arrangements for our non-employee directors. Under that policy, our non-employee directors are entitled to the following compensation:

●	Stock options, granted upon initial appointment as a director, to purchase 50,000 shares of common stock;

●	Annual stock options to purchase 20,000 shares of common stock;

●	An annual retainer of $16,000, subject to the deferral rights described below;

●	Annual fees of $4,000 for each committee on which a director serves, subject to the deferral rights described below; and

●	Annual fees of $8,000 for each committee on which a director serves a chairman (in addition to the annual for service as a member of such committees), subject to the deferral rights described below.

All director fees payable in cash are deferred and accrued until such time as the board affirmatively approves payment of both accrued amounts and current amounts, in part or in whole, based on a determination that we have adequate financial resources to support such payment.

During the year ended December 31, 2020, we paid no cash compensation to our non-employee directors but accrued fees payable to Rex White totaling $32,000.

During the year ended December 31, 2020, we granted stock options to Rex White to purchase 20,000 shares of common stock with a Black-Scholes value of $2,700. See Note 5 to our financial statements for the year ended December 31, 2020, for information relating to the assumptions made by us in valuing the option award to Mr. White. As of December 31, 2020, Mr. White held stock options to purchase 135,000 shares of our common stock.

Item 7.     Certain Relationships and Related Transactions, and Director Independence

Our Chief Executive Officer, Thomas Cooke, provides office space free of charge and has advanced to us $69,337 and $54,500 as of December 31, 2020 and 2019 to cover certain routine costs of maintaining our corporate existence, records and other routine items. Advances by Mr. Cooke are repayable on demand and do not bear interest. Additionally, as of December 31, 2020 and 2019, accrued salary of $1,133,333 and $883,333, respectively, and accrued interest on deferred salary totaling $213,396 and $113,604, respectively, was owing and payable to Mr. Cooke.

In June 2021, we issued 2,358,421 shares of restricted common stock to Mr. Cooke in full settlement of the $69,337 of advances and $25,000 of interest accrued on deferred salary owing to Mr. Cooke.

Other than the above, during the six months ended June 30, 2021 and the years ended December 31, 2020 and 2019 there were no material transactions between us and our officers, directors or principal shareholders.

Our directors, as of December 31, 2020, were Thomas Cooke and Rex White. Mr. Cooke is an officer and is not considered independent under the standards of the NYSE American exchange. Mr. White was independent under those standards. Mr. White has since passed away.

Item 8.     Legal Proceedings

We are not a party to any material pending legal proceedings and are not aware of any such legal proceedings being threatened against us.

Item 9.     Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

Market Information

There is no established public trading market in our common stock. Our common stock is not listed for trading on any national securities exchange nor are bid or asked quotations reported in any over-the-counter quotation service.

11

Approximately 12.7 million shares of our common stock are restricted securities subject to the resale restrictions of Rule 144 as of the date of this Registration Statement. We cannot estimate the number of shares of our common stock that our existing stockholders will elect to sell under Rule 144.

In connection with our 2021 issuance of common stock for cash, we granted “piggyback” registration rights to two holders of an aggregate of 3,000,000 shares of our common stock. Pursuant to those “piggyback” rights, if we file a registration statement relating to the sale of shares of our stock, with exceptions, we must notify the holders of the shares in question and those shareholders have a right to have said shares included in such registration statement. Otherwise, we have no agreement with any security holder to register under the Securities Act for sale any shares of our common stock.

Holders

As of June 30, 2021, we had approximately 1,500 record holders of our common stock.

Dividends

To date, we have not paid any cash dividends. Payment of cash dividends, if any, in the future will be at the discretion of our board of directors, and will depend on then-existing conditions, including our financial condition, capital requirements and other factors our board of directors may deem relevant.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information as of December 31, 2020 with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities effected in column (a))
Equity compensation plans approved by security holders (1)	735,000	0.285	1,900,000
Equity compensation plans not approved by security holders	—	—	—
Total	735,000	0.285	1,900,000

______________________

(1)	Consists of 3,000,000 shares reserved for issuance under the Saratoga Resources, Inc. 2011 Omnibus Incentive Plan (the “2011 Plan”).

Item 10.     Recent Sales of Unregistered Securities

In March 2021, we sold 3,000,000 shares of common stock to a total of two investors for cash consideration totaling $120,000. The shares were offered and sold in a private placement transaction (the “Offering”) pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933 (the “Securities Act”) and Rule 506 promulgated thereunder. Each of the investors represented that it is an “accredited investor”, as defined in Rule 501 promulgated under the Securities Act.

No placement agents, underwriters or finders participated in the Offering and no commissions or similar fees were paid in connection with the Offering.

Item 11.     Description of Registrant’s Securities to be Registered

We are authorized to issue 100,000,000 shares of common stock, par value $0.001 per share, of which 36,687,022 shares were issued and outstanding as of June 30, 2021.

The holders of common stock possess exclusive voting rights in us, except to the extent our board of directors specifies voting power with respect to any other class of securities issued in the future. Each holder of our common stock is entitled to one vote for each share held of record on each matter submitted to a vote of stockholders, including the election of directors. Stockholders do not have any right to cumulate votes in the election of directors.

12

Subject to preferences that may be granted to the holders of preferred stock, each holder of our common stock is entitled to share ratably in distributions to stockholders and to receive ratably such dividends as may be declared by our board of directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, the holders of our common stock will be entitled to receive, after payment of all of our debts and liabilities and of all sums to which holders of any preferred stock may be entitled, the distribution of any of our remaining assets. Holders of our common stock have no conversion, exchange, sinking fund, redemption or appraisal rights (other than such as may be determined by our board of directors in its sole discretion) and have no preemptive rights to subscribe for any of our securities.

We are also authorized to issue 100,000 shares of preferred stock, par value $0.001 per share, none of which are issued and outstanding as of the date of hereof. Our board of directors is authorized to classify or reclassify any unissued portion of our authorized shares of preferred stock to provide for the issuance of shares of other classes or series, including preferred stock in one or more series. We may issue preferred stock from time to time in one or more class or series, with the exact terms of each class or series established by our board of directors. Our board of directors may issue preferred stock with voting and other rights that could adversely affect the voting power of the holders of our common stock without seeking stockholder approval. As of the date hereof, our board of directors has not established any series of preferred stock.

Item 12.    Indemnification of Directors and Officers

Texas law permits a Texas corporation to indemnify its directors and officers against certain liabilities and expenses incurred in defending proceedings against them in their capacities as directors and officers, if it is determined that the director or officer (1) conducted himself in good faith, (2) reasonably believed (a) in the case of official conduct as a director or an officer, that his conduct was in the corporation’s best interests, or (b) in any other case, that his conduct was not opposed to the corporation’s best interests, and (3) in the case of a criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. Texas law also requires a Texas corporation to indemnify directors or officers in connection with any proceeding in which the director or officer is wholly successful, on the merits or otherwise, in the defense.

The Company’s Restated Certificate of Formation and Amended and Restated Bylaws each require it to indemnify its directors and officers against any and all liability and reasonable expenses that may be incurred by them in connection with or resulting from (1) any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, (2) an appeal of such action, suit, or proceeding, or (3) an inquiry or investigation that could lead to such an action, suit, or proceeding, all to the fullest extent permitted by Texas law.

The Restated Certificate of Formation and Amended and Restated Bylaws also require the Company to pay or reimburse, in advance of the final disposition of any action, suit, or proceeding, all reasonable expenses incurred by a director or officer who was, is, or is threatened to be made a named defendant or respondent in an action, suit, or proceeding, all to the fullest extent permitted by Texas law.

Item 13.    Financial Statements and Supplementary Data

Our financial statements appear immediately after the signature page of this report.  See “Index to Financial Statements” on page 15.

Item 14.    Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

13

Item 15.    Financial Statements and Exhibits

1.       Financial statements. See “Index to Financial Statements” on page 15.

2.       Exhibits

Exhibit		Incorporated by Reference			Filed
Number	Exhibit Description	Form	Date Filed	Number	Herewith
3.1	Restated Articles of Incorporation of Saratoga Resources with amendments, dated May 14, 2010	8-K	05/18/10	3.1
3.2	Amended and Restated Bylaws of Saratoga Resources, dated May 16, 2011	8-K	05/20/11	3.1
10.1	Employment Agreement, dated January 25, 2017, with Thomas Cooke*	8-K	01/25/17	10.1
10.2	Saratoga Resources, Inc. 2011 Omnibus Incentive Plan*	S-8	09/13/11	10.1
21.1	List of subsidiaries				X

*       Compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

SARATOGA RESOURCES, INC.

Dated: July 21, 2021	By:	/s/ Thomas F. Cooke
Thomas F. Cooke
Chairman and Chief Executive Officer

14

SARATOGA RESOURCES, INC.

15

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

Saratoga Resources, Inc.

Austin, Texas

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Saratoga Resources, Inc.(the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Matter

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

/s/ MaloneBailey, LLP

www.malonebailey.com

We have served as the Company's auditor from 2007 through 2015 and since 2021.

Houston, Texas

July 21, 2021

F-1

Saratoga Resources, Inc.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$25	$901
Total current assets	25	901

Total assets	$25	$901

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$29,974	$39,836
Accrued liabilities	1,667,558	1,252,030
Total current liabilities	1,697,532	1,291,866

Total liabilities	1,697,532	1,291,866

Commitment and contingencies (see notes)

Stockholders' deficit:
Common stock, $0.001 par value; 100,000,000 shares authorized 30,986,601 shares issued and outstanding at December 31, 2020 and 2019	30,987	30,987
Additional paid-in capital	78,872,398	78,868,683
Accumulated deficit	(80,600,892)	(80,190,635)

Total stockholders' deficit	(1,697,507)	(1,290,965)

Total liabilities and stockholders' deficit	$25	$901

See notes to consolidated financial statements.

F-2

Saratoga Resources, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended
	December 31,
	2020	2019
Operating Expense:
Lease operating expense	$—	$1,091
General and administrative	310,465	336,368

Total operating expenses	310,465	337,459

Operating loss	(310,465)	(337,459)

Other expense:
Interest expense	(99,792)	(74,792)

Total other expense	(99,792)	(74,792)

Net loss	$(410,257)	$(412,251)

Net loss per share:
Basic	$(0.01)	$(0.01)
Diluted	$(0.01)	$(0.01)

Weighted average number of common shares outstanding:
Basic	30,986,601	30,986,601
Diluted	30,986,601	30,986,601

See notes to consolidated financial statements.

F-3

Saratoga Resources, Inc.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

			Additional		Total
	Common Stock		Paid-in	Net	Stockholders’
	Shares	Amount	Capital	(Loss)	Deficit
Balance, December 31, 2018	30,986,601	$30,987	$78,862,567	$(79,778,384)	$(884,830)

Stock-based employee compensation	—	—	6,116	—	6,116

Net loss	—	—	—	(412,251)	(412,251)

Balance, December 31, 2019	30,986,601	$30,987	$78,868,683	$(80,190,635)	$(1,290,965)

Stock-based employee compensation	—	—	3,715	—	3,715

Net loss	—	—	—	(410,257)	(410,257)
Balance, December 31, 2020	30,986,601	$30,987	$78,872,398	$(80,600,892)	$(1,697,507)

See notes to consolidated financial statements.

F-4

Saratoga Resources, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended
	December 31,
	2020	2019
Cash flows from operating activities:
Net loss	$(410,257)	$(412,251)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	3,715	6,116
Changes in operating assets and liabilities:
Accounts payable	(9,862)	(25,602)
Accrued liabilities	346,191	375,792
Net cash used by operating activities	(70,213)	(55,945)

Cash flows from financing activities:
Advances from related party	69,337	54,500
Net cash provided by financing activities	69,337	54,500

Net decrease in cash and cash equivalents	(876)	(1,445)
Cash and cash equivalents - beginning of period	901	2,346
Cash and cash equivalents - end of period	$25	$901

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$—	$—
Cash paid for interest	—	—

See notes to consolidated financial statements.

F-5

Saratoga Resources, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Principles of Consolidation

Saratoga Resources, Inc. is a “blank check” company seeking the acquisition and/or development of profitable, or potentially profitable, business opportunities with a focus on energy resources to meet 21st century energy demands. The Company historically operated as an oil and gas operating company but no longer conducts any oil and gas operations or holds any material oil and gas assets. The Company’s current focus is seeking a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company has not selected any specific business combination target and has not initiated any substantive discussions with any business combination target.

Our financial statements include the accounts of Saratoga Resources, Inc., a Texas corporation, and its subsidiaries. All significant intercompany balances and transactions have been eliminated. Unless otherwise specified or the context otherwise requires, all references in these notes to “Saratoga”, “Company” “we,” “us” or “our” are to Saratoga Resources, Inc., and its subsidiaries.

Chapter 11 Bankruptcy; Disposal of Oil and Gas Assets

On June 18, 2015, the Company and its subsidiaries, The Harvest Group, LLC, LOBO Operating, Inc., LOBO Resources, Inc. and Harvest Oil & Gas, LLC (together the “Debtors”) each filed a voluntary petition under Chapter 11 in the United States Bankruptcy Court for the Western District of Louisiana (the “Bankruptcy Court”) to restructure our obligations and capital structure. The Chapter 11 cases were jointly administered for procedural purposes by the Bankruptcy Court under the caption Harvest Oil & Gas, LLC, ET AL, Case No. 15-50748 (Jointly Administered).

The Debtors operated our business as debtors in possession in accordance with the applicable provisions of title 11 of the United States Code (the “Bankruptcy Code”). The Bankruptcy Court entered all orders sufficient to enable the Debtors to conduct normal business activities, including orders to, among other things and subject to applicable caps for pre-petition items, pay employee wages and benefits, pay certain critical vendors, and forward funds belonging to third parties, including royalty holders, as well as the approval of the Debtors’ use of their secured lenders’ cash collateral and collateral, and the provision of adequate protection related thereto. While the Debtors were subject to Chapter 11, all transactions outside the ordinary course of their business will require the prior approval of the Bankruptcy Court.

Effective May 31, 2016, the Company sold substantially all of its assets, including its oil and gas assets, excluding the Company’s federal leases in the shallow Gulf of Mexico shelf and certain state leases in St. Bernard Parish and St. Mary Parish in Louisiana. The sale was conducted under Section 363 of the Bankruptcy Code and the purchase was made by the holder of the Company’s senior debt utilizing a $10,700,000 credit bid.

On August 30, 2016, the Bankruptcy Court entered an order confirming the Debtors’ Joint Chapter 11 Plan of Reorganization as of August 30, 2016 (the “Plan”).

Pursuant to the Plan, among other things, (i) all holders of equity securities of the Debtors continued to hold such equity securities without adjustment; (ii) except as otherwise provided in the Plan, all liens were cancelled and all claims against the Debtors were discharged and released; and (iii) the Debtors retained certain nominal oil and gas assets, consisting principally of federal leases in the Gulf of Mexico (the “Federal Leases”), Louisiana state and parish leases in St. Bernard Parish and St. Mary Parish, and certain associated site specific trust accounts and seismic licenses.

The Plan became effective on November 2, 2016.

The Debtors incurred significant costs associated with the reorganization. The amount of these costs, which were expensed as incurred, significantly affected our results of operations.

Following our exit from bankruptcy, we conducted nominal operations with respect to oil and gas assets retained under our Plan of Reorganization, selling certain retained oil and gas interests and rights in 2016 and 2017 to support ongoing operations. Ultimately, all remaining leases expired. Our only current oil and gas assets consist of certain seismic licenses.

F-6

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

We have had no operating revenues during the years ended December 31, 2020 and 2019.

Cash and Cash Equivalents

For the purpose of the Statement of Cash Flows, we consider all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Stock Based Compensation

In accordance with the provisions of the Stock Compensation Topic of the ASC (ASC Topic 718), Saratoga measures the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award.

Related party transactions

The Company follows ASC 850, Related Party Disclosures, for the identification of related parties and disclosure of related party transactions. In accordance with ASC 850, the Company’s financial statements include disclosures of material related party transactions, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business, as well as transactions that are eliminated in the preparation of financial statements.

Fair Value of Financial Instruments

The Company applies fair value accounting for all financial assets and liabilities and non-financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis. The Company defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities, which are required to be recorded at fair value, the Company considers the principal or most advantageous market in which the Company would transact and the market-based risk measurements or assumptions that market participants would use in pricing the asset or liability, such as risks inherent in valuation techniques, transfer restrictions and credit risk. Fair value is estimated by applying the following hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Inputs that are generally unobservable and typically reflect management’s estimate of assumptions that market participants would use in pricing the asset or liability.

The carrying amount of the Company’s financial instruments, consisting of accounts payable, approximates fair value due either to length of maturity or interest rates that approximate prevailing market rates unless otherwise disclosed in these financial statements.

Income Taxes

We account for income taxes under the provisions of the Income Taxes Topic of the ASC (ASC Topic 740). ASC Topic 740 requires the asset and liability approach for accounting for income taxes. Under this approach, deferred tax assets and liabilities

F-7

are recognized based on anticipated future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax basis.

We routinely assess the realizability of our deferred tax assets. If we conclude that it is more likely than not that some portion or all of the deferred tax assets will not be realized under accounting standards, the tax asset is reduced by a valuation allowance. In addition, we routinely assess uncertain tax positions, and accrue for tax positions that are not more-likely-than-not to be sustained upon examination by taxing authorities.

See Note 6 – “Income Taxes”.

Loss Per Share

Basic loss per share is computed on the basis of the weighted-average number of common shares outstanding during the periods. Diluted loss per share is computed based upon the weighted-average number of common shares plus the assumed issuance of common shares for all potentially dilutive securities (see Note 5 – “Common Stock”).

NOTE 2. GOING CONCERN

The accompanying consolidated financial statements have been prepared in conformity with accounting principles accepted in the United States of America which contemplate the continuation of the Company as a going concern. Since exiting bankruptcy in 2016, the Company has had no material operations, has incurred ongoing losses and has no material operating assets. The Company incurred a loss from operations of $410,257 for the year ended December 31, 2020 and has a working capital deficit of $1,697,507 at December 31, 2020. These conditions raise substantial doubt as to the Company’s ability to continue as a going concern. These financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

The Company’s principal officer has advanced funds from time to time as necessary to support basic corporate functions but the Company lacks revenues and lacks resources to support any material operations in the absence of ongoing funding from its principal officer or other sources. To address these matters, the Company, subsequent to December 31, 2020, secured $120,000 of funding from the sale of common stock to support efforts to return the company to reporting status as a public company. Those funds are not adequate to support any material operations and the company continues to require additional funding to support any material operations going forward.  There can be no assurance that the Company will be successful in its efforts.

NOTE 3. RELATED PARTY TRANSACTIONS

On January 25, 2017, the Company entered into an employment agreement with its Chairman and Chief Executive Officer. The agreement provides for a base salary of $250,000 annually, has a three-year term, and automatically renews for additional one-year terms thereafter unless either party provides notice of non-renewal at least thirty days in advance of the end of the then current term. The employment agreement includes a deferral and accrual provision under which the base salary started to accrue from May 26, 2016, the date of rejection of the officer’s prior employment agreement, and all base salary accruing from that date accrue and payment is deferred until such time as the Company’s board determines that the Company has adequate financial resources to pay such deferred amounts and current base salary, in part or in whole. Salary deferred under such provision bears simple interest at ten percent per annum. At December 31, 2020 and 2019, $1,133,333 and $883,333, respectively, of deferred salary under the agreement, and $213,396 and $113,604, respectively, in interest payable on the deferred salary was included in accrued liabilities in the accompanying consolidated financial statements. During the years ended December 31, 2020 and 2019, the Company expensed $99,792 and $74,791, respectively, in interest expense on deferred salary under the agreement.

The Chief Executive Officer, Thomas Cooke, provides office space free of charge and has advanced to us $69,337 and $54,500 as of December 31, 2020 and 2019, to cover certain routine costs of maintaining our corporate existence, records and other routine items. Advances by Mr. Cooke are repayable on demand and do not bear interest.

The Company and its two previous independent members of the Board of Directors agreed to defer the board members’ compensation until such time as the Company’s board determines that the Company has adequate financial resources to pay such deferred amounts, in part or in whole. The independent directors served as directors of the Company until their passing in 2020 and 2021, respectively. At December 31, 2020 and 2019, $182,157 and $146,256, respectively, of deferred compensation was included in accrued liabilities in the accompanying consolidated financial statements.

F-8

NOTE 4. COMMITMENTS AND CONTINGENCIES

At December 31, 2020 and 2019, the Company’s management was not aware, and as of the date of this report is not aware of any commitments and / or contingencies that could have a material adverse effect on its results of operations, cash flows or financial condition.

NOTE 5. COMMON STOCK

Loss per Common Share

For the years ended December 31, 2020 and 2019, the following options to purchase shares of common stock were excluded from the computation of diluted net loss per share, as the inclusion of such shares would be anti-dilutive:

	Year Ended December 31,
	2020	2019
Stock options	735,000	775,000
Totals	735,000	775,000

A reconciliation of the components of basic loss per common share is presented in the tables below:

	For the Year Ended December, 31
	2020	2019
Loss attributable to common stock	$(410,257)	$(412,251)

Weighted average number of shares outstanding, basic	30,986,601	30,986,601

Loss per share, basic	(0.01)	(0.01)

Number of antidilutive stock options and warrants excluded from calculation above	735,000	775,000

Common Stock Activity

The Company did not issue any common stock during the years ended December 31, 2020 and 2019.

Stock-Based Compensation

The Company periodically grants restricted stock and stock options to employees, directors and consultants. The Company is required to make estimates of the fair value of the related instruments when granted and recognize expense over the period benefited, usually the vesting period.

In September 2011, the Company’s board of directors adopted, and in June 2012 the Company’s stockholders approved, the Saratoga Resources, Inc. 2011 Omnibus Equity Plan (the “2011 Plan”). The 2011 Plan reserves a total of 3,000,000 shares for issuance to eligible employees, officers, directors and other service providers pursuant to grants of options, restricted stock, performance stock and other equity based compensation agreements.

In conjunction with the adoption of the 2011 Plan, the Company’s board of directors approved the termination of the Saratoga Resources, Inc. 2008 Long-term Incentive Plan (the “2008 Plan”) and the Saratoga Resources, Inc. 2006 Employee and Consultant Stock Plan (the “2006 Plan”). At the time of their termination, no awards were outstanding under the 2008 Plan or the 2006 Plan.

Stock Option Activity

In July 2020, the Company’s management approved a stock option grant to purchase an aggregate of 20,000 shares of common stock to an independent director. The options are exercisable for a term of ten years at $0.14 per share and vest 1/2 every six months. The grant date value of the options was $2,700. The options were valued using the Black-Scholes model with the following assumptions: 296% volatility; 5.4 year estimated life; zero dividends; 0.24% discount rate; and, quoted stock price and exercise price of $0.14.

F-9

In July 2019, the Company’s management approved a stock option grant to purchase an aggregate of 40,000 shares of common stock to its two independent directors. The options are exercisable for a term of ten years at $0.14 per share and vest 1/2 every six months. The grant date value of the options was $5,400. The options were valued using the Black-Scholes model with the following assumptions: 295% volatility; 5.4 year estimated life; zero dividends; 1.86% discount rate; and, quoted stock price and exercise price of $0.14.

No stock options were exercised during the years ended December 31, 2020 and 2019.

Stock based compensation expense attributable to common shares and grants of options was $3,715 and $6,116, during the years ended December 31, 2020 and 2019, respectively. The unamortized amount of stock-based compensation that had not been recorded was $1,012 and $4,726 as of December 31, 2020 and 2019, respectively.

Stock option activity during 2019 and 2020 was as follows:

	Number of Shares Underlying Options	Weighted Average Exercise Price per Share	Weighted Average Grant Date Fair Value per Share	Weighted Average Remaining Contractual Life (in Years)	Aggregate Intrinsic Value (1)
Outstanding at December 31, 2018	795,000	$0.75	$0.67	3.7	$—
Granted	40,000	0.14	0.14	9.6	—
Exercised	—	—	—	—	—
Forfeited	(60,000)	4.03	3.94	—	—
Outstanding at December 31, 2019	775,000	$0.46	$0.39	3.3	$—
Granted	20,000	0.14	0.14	9.6	—
Exercised	—	—	—	—	—
Forfeited	(60,000)	2.52	2.22	—	—
Outstanding at December 31, 2020	735,000	0.28	0.24	2.7	—
Exercisable at December 31, 2020	725,000	$0.29	$0.24	2.7	$—

______________

(1)	The intrinsic value of an option is the amount by which the market value of our common stock at the indicated date, or at the time of exercise, exceeds the exercise price of the option. On June 4, 2019, the last reported sales price of our common stock was $0.02 per share.

As of December 31, 2020 and 2019, we had 735,000 and 775,000 of options outstanding and 725,000 and 755,000 options exercisable, respectively.

NOTE 6. INCOME TAXES

The Company provides for income taxes under ASC 740, “Income Taxes.” Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax basis of assets and liabilities and the tax rates in effect currently.

Our effective tax rates may be different than our federal statutory tax rates due to state income taxes associated with income from various locations in which we had operations.

The U.S. federal statutory income tax rate is reconciled to the effective rate at December 31, 2020 and 2019 as follows:

	2020	2019
Income tax expense at U.S. federal statutory rate	21.0%	21.0%
Valuation allowance	(21.0)%	(20.9)%
State and local income taxes, net of federal income tax benefit	—	—
Permanent differences	—	(0.1)%
Temporary differences	—	—
Effective tax rate	0.0%	0.0%

F-10

The components of the net deferred tax assets at December 31, 2020 and 2019 are as follows:

	2020	2019
Deferred tax assets by components
Net operating loss	$69,600,465	$69,514,431
Valuation allowance	(69,600,465)	(69,514,431)
Net deferred tax assets	$—	$—

At December 31, 2020 and 2019, we had $187.7 million and $187.3 million, respectively, of federal net operating loss, or NOL, carryforwards; the federal NOL carryforwards have expiration dates through the year 2037.

We recognize the expected future tax benefit from deferred tax assets when the tax benefit is considered to be more likely than not of being realized. Otherwise, a valuation allowance is applied against deferred tax assets reducing the value of such assets. Assessing the recoverability of deferred tax assets requires management to make significant estimates related to expectations of future taxable income. To the extent that future taxable income differs significantly from estimates, our ability to realize the deferred tax assets could be impacted. Additionally, significant future issuances of common stock or common stock equivalents could limit our ability to utilize our net operating loss carryforwards pursuant to Section 382 of the Internal Revenue Code. Future changes in tax law or changes in ownership structure could limit our ability to utilize our recorded tax assets. At December 31, 2020 and 2019, a valuation allowance was provided for the entire balance of the net deferred tax assets in the amounts of $69,600,465 and $69,514,431, respectively.

NOTE 7. SUBSEQUENT EVENTS

In March 2021, the Company entered into Securities Purchase Agreements with two unaffiliated accredited investors pursuant to which the Company sold, the investors purchased, an aggregate of 3,000,000 shares of common stock at $0.04 per share, or an aggregate of $120,000.

In June 2021, the Company entered into Debt Conversion Agreements with its Chief Executive Officer and with the Company’s legal counsel. Pursuant to the Debt Conversion Agreement with the Company’s Chief Executive Officer, 2,358,421 shares of restricted common stock were issued in full settlement of $69,337 of advances to the Company and $25,000 of accrued interest owing with respect to deferred and accrued salary, or an aggregate of $94,337, representing a conversion price of $0.04 per share. Pursuant to the Debt Conversion Agreement with the Company’s legal counsel, 342,000 shares of restricted common stock were issued in full settlement of $13,680 of accrued legal fees.

In June 2021, the Company granted to an unaffiliated consultant as partial consideration for services a stock option to purchase 25,000 shares of our common stock at $0.04 per share for a term of ten years.

F-11

SARATOGA RESOURCES, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30,	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$59,669	$25
Total current assets	59,669	25

Total assets	$59,669	$25

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$30,514	$29,974
Accrued liabilities	1,747,054	1,667,558
Total current liabilities	1,777,568	1,697,532

Total liabilities	1,777,568	1,697,532

Commitment and contingencies (see notes)

Stockholders' deficit:
Common stock, $0.001 par value; 100,000,000 shares authorized 36,687,022 and 30,986,601 shares issued and outstanding at June 30, 2021 and 2020	36,687	30,987
Additional paid-in capital	79,096,611	78,872,398
Accumulated deficit	(80,851,197)	(80,600,892)

Total stockholders' deficit	(1,717,899)	(1,697,507)

Total liabilities and stockholders' deficit	$59,669	$25

The accompanying notes are an integral part of these unaudited consolidated financial statements.

F-12

SARATOGA RESOURCES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
Operating expense:
General and administrative	$99,408	$72,357	$191,034	$151,011

Total operating expenses	99,408	72,357	191,034	151,011

Operating loss	(99,408)	(72,357)	(191,034)	(151,011)

Other expense:
Interest expense	(30,417)	(24,167)	(59,271)	(46,771)

Total other expense	(30,417)	(24,167)	(59,271)	(46,771)

Net loss	$(129,825)	$(96,524)	$(250,305)	$(197,782)

Net loss per share:
Basic	$(0.00)	$(0.00)	$(0.01)	$(0.01)
Diluted	$(0.00)	$(0.00)	$(0.01)	$(0.01)

Weighted average number of common shares outstanding:
Basic	36,687,022	30,986,601	36,687,022	30,986,601
Diluted	34,817,500	30,986,601	33,376,721	30,986,601

The accompanying notes are an integral part of these unaudited consolidated financial statements.

F-13

SARATOGA RESOURCES, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

(Unaudited)

			Additional		Total
	Common Stock		Paid-in	Net	Stockholders’
	Shares	Amount	Capital	(Loss)	Deficit
Balance, December 31, 2020	30,986,601	$30,987	$78,872,398	$(80,600,892)	$(1,697,507)

Stock-based employee compensation	—	—	560	—	560

Common stock issued for cash	3,000,000	3,000	117,000	—	120,000

Net loss	—	—	—	(120,480)	(120,480)

Balance, March 31, 2021	33,986,601	33,987	78,989,958	(80,721,372)	(1,697,427)

Stock-based employee compensation	—	—	1,337	—	1,337

Common stock issued for accrued liabilities	2,700,421	2,700	105,317	—	108,017

Net loss	—	—	—	(129,825)	(129,825)

Balance, June 30, 2021	36,687,022	$36,687	$79,096,612	$(80,851,197)	$(1,717,898)

			Additional		Total
	Common Stock		Paid-in	Net	Stockholders’
	Shares	Amount	Capital	(Loss)	Deficit
Balance, December 31, 2019	30,986,601	$30,987	$78,868,683	$(80,190,635)	$(1,290,965)

Stock-based employee compensation	—	—	1,126	—	1,126

Net loss	—	—	—	(101,258)	(101,258)

Balance, March 31, 2020	30,986,601	30,987	78,869,809	(80,291,893)	(1,391,097)

Stock-based employee compensation	—	—	672	—	672

Net loss	—	—	—	(96,524)	(96,524)

Balance, June 30, 2020	30,986,601	$30,987	$78,870,481	$(80,388,417)	$(1,486,949)

The accompanying notes are an integral part of these unaudited consolidated financial statements.

F-14

SARATOGA RESOURCES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Six Months Ended
	June 30,
	2021	2020
Cash flows from operating activities:
Net loss	$(250,305)	$(197,782)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	1,897	1,798
Changes in operating assets and liabilities:
Accounts payable	540	(9,276)
Accrued liabilities	186,302	191,671
Net cash used by operating activities	(61,566)	(13,589)

Cash flows from financing activities:
Advances from related party	1,210	12,747
Common stock issued for cash	120,000	—
Net cash provided by financing activities	121,210	12,747

Net increase (decrease) in cash and cash equivalents	59,644	(842)
Cash and cash equivalents - beginning of period	25	901
Cash and cash equivalents - end of period	$59,669	$59

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$—	$—
Cash paid for interest	—	—

Supplemental non-cash operating and financing activities:
Common stock issued for accrued liabilities	$108,017	$—

The accompanying notes are an integral part of these unaudited consolidated financial statements.

F-15

SARATOGA RESOURCES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2021 and 2020

(Unaudited)

NOTE 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Principles of Consolidation

Saratoga Resources, Inc. is a “blank check” company seeking the acquisition and/or development of profitable, or potentially profitable, business opportunities with a focus on energy resources to meet 21st century energy demands. The company historically operated as an oil and gas operating company but no longer conducts any oil and gas operations or holds any material oil and gas assets. The company’s current focus is seeking a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The company has not selected any specific business combination target and has not initiated any substantive discussions with any business combination target.

Our financial statements include the accounts of Saratoga Resources, Inc., a Texas corporation, and its subsidiaries. All significant intercompany balances and transactions have been eliminated. Unless otherwise specified or the context otherwise requires, all references in these notes to “Saratoga”, “Company” “we,” “us” or “our” are to Saratoga Resources, Inc., and its subsidiaries.

Financial Statements Presented

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information.  They do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for a complete financial presentation. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair presentation, have been included in the accompanying unaudited financial statements. Operating results for the periods presented are not necessarily indicative of the results that may be expected for the full year.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to a concentration of credit risk include cash, cash equivalents and any marketable securities. The Company had cash deposits of approximately $190,331 less than FDIC insured limits at the period end. The Company has not experienced any losses on its deposits of cash and cash equivalents.

Loss Per Share

Basic loss per share is computed on the basis of the weighted-average number of common shares outstanding during the periods. Diluted loss per share is computed based upon the weighted-average number of common shares plus the assumed issuance of common shares for all potentially dilutive securities (see Note 5 – “Common Stock”).

NOTE 2. GOING CONCERN

The accompanying unaudited consolidated financial statements have been prepared in conformity with accounting principles accepted in the United States of America which contemplate the continuation of the Company as a going concern. Since exiting bankruptcy in 2016, the Company has had no material operations, has incurred ongoing losses and has no material operating assets. The Company incurred a loss from operations of $250,305 for the six months ended June 30, 2021 and has a working capital deficit of $1,717,899 at June 30, 2021. These conditions raise substantial doubt as to the Company’s ability to continue as a going concern. These financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

The Company’s principal officer has advanced funds from time to time as necessary to support basic corporate functions but the Company lacks revenues and lacks resources to support any material operations in the absence of ongoing funding from its principal officer or other sources. To address these matters, the Company, in March 2021, secured $120,000 of funding from the sale of common stock to support efforts to return the Company to reporting status as a public company. Those funds are not adequate to support any material operations and the Company continues to require additional funding to support any material operations going forward.  There can be no assurance that the Company will be successful in its efforts.

F-16

NOTE 3. RELATED PARTY TRANSACTIONS

On January 25, 2017, the Company entered into an employment agreement with its Chairman and Chief Executive Officer. The agreement provides for a base salary of $250,000 annually, has a three-year term, and automatically renews for additional one-year terms thereafter unless either party provides notice of non-renewal at least thirty days in advance of the end of the then current term. The employment agreement includes a deferral and accrual provision under which the base salary started to accrue from May 26, 2016, the date of rejection of the officer’s prior employment agreement, and all base salary accruing from that date accrue and payment is deferred until such time as the Company’s board determines that the Company has adequate financial resources to pay such deferred amounts and current base salary, in part or in whole. Salary deferred under such provision bears simple interest at ten percent per annum. At June 30, 2021, $1,258,333 of deferred salary under the agreement, and $247,667 in interest payable on the deferred salary was included in accrued liabilities in the accompanying consolidated financial statements. During the three and six months ended June 30, 2021, the Company expensed $30,417 and $59,271, respectively, in interest expense on deferred salary under the agreement.

The Chief Executive Officer, Thomas Cooke, provides office space free of charge and has advanced to us $1,210 as of June 30, 2021 to cover certain routine costs of maintaining our corporate existence, records and other routine items. Advances by Mr. Cooke are repayable on demand and do not bear interest.

The Company and its two previous independent members of the Board of Directors agreed to defer the board members’ compensation until such time as the Company’s board determines that the Company has adequate financial resources to pay such deferred amounts, in part or in whole. The independent directors served as directors of the Company until their passing in 2020 and 2021, respectively. At June 30, 2021, $190,508 of deferred compensation was included in accrued liabilities in the accompanying consolidated financial statements.

NOTE 4. COMMITMENTS AND CONTINGENCIES

At June 30, 2021 the Company’s management was not aware, and as of the date of this report is not aware of any commitments and / or contingencies that could have a material adverse effect on its results of operations, cash flows or financial condition.

NOTE 5. COMMON STOCK

Loss per Common Share

For the six months ended June 30, 2021 and 2020, the following options to purchase shares of common stock were excluded from the computation of diluted net loss per share, as the inclusion of such shares would be anti-dilutive:

	Six Months Ended
	June 30,
	2021	2020
Stock options	725,000	715,000
Totals	725,000	715,000

A reconciliation of the components of basic loss per common share is presented in the tables below:

	Six Months Ended
	June 30,
	2021	2020
Loss attributable to common stock	$(250,305)	$(197,782)

Weighted average number of shares outstanding, basic	33,376,721	30,986,601

Loss per share, basic	(0.01)	(0.01)

Number of antidilutive stock options and warrants excluded from calculation above	725,000	715,000

F-17

Common Stock Activity

In March 2021, the Company entered into Securities Purchase Agreements with two unaffiliated accredited investors pursuant to which the Company sold, the investors purchased, an aggregate of 3,000,000 shares of common stock at $0.04 per share, or an aggregate of $120,000.

In June 2021, the Company entered into Debt Conversion Agreements with its Chief Executive Officer and with the Company’s legal counsel. Pursuant to the Debt Conversion Agreement with the Company’s Chief Executive Officer, 2,358,421 shares of restricted common stock were issued in full settlement of $69,337 of advances to the Company and $25,000 of accrued interest owing with respect to deferred and accrued salary, or an aggregate of $94,337, representing a conversion price of $0.04 per share. Pursuant to the Debt Conversion Agreement with the Company’s legal counsel, 342,000 shares of restricted common stock were issued in full settlement of $13,680 of accrued legal fees.

NOTE 6 – STOCK-BASED COMPENSATION EXPENSE

The Company periodically grants restricted stock and stock options to employees, directors and consultants.  The Company is required to make estimates of the fair value of the related instruments and recognize expense over the period benefited, usually the vesting period.

Compensation Plan

In September 2011, the Company’s board of directors adopted, and in June 2012 the Company’s stockholders approved, the Saratoga Resources, Inc. 2011 Omnibus Equity Plan (the “2011 Plan”). The 2011 Plan reserves a total of 3,000,000 shares for issuance to eligible employees, officers, directors and other service providers pursuant to grants of options, restricted stock, performance stock and other equity based compensation agreements.

Stock Option Activity

Stock based compensation expense attributable to common shares and grants of options was $1,897 and $1,798, during the six months ended June 30, 2021 and 2020, respectively. The unamortized amount of stock-based compensation that had not been recorded was $115 and $3,929 as of June 30, 2021 and 2020, respectively.

There were 25,000 stock options granted, 35,000 stock options forfeited and none were exercised during six months ended June 30, 2021.

In June 2021, the Company granted to an unaffiliated consultant as partial consideration for services a stock option to purchase 25,000 shares of our common stock at $0.04 per share for a term of ten years. The options are exercisable for a term of ten years at $0.04 per share and vested in full on grant date. The grant date value of the options was $1,000. The options were valued using the Black-Scholes model with the following assumptions: 296% volatility; 5.0 year estimated life; zero dividends; 0.74% discount rate; and, quoted stock price and exercise price of $0.04.

	Number of Shares Underlying Options	Weighted Average Exercise Price per Share	Weighted Average Grant Date Fair Value per Share	Weighted Average Remaining Contractual Life (in Years)	Aggregate Intrinsic Value (1)
Outstanding at December 31, 2020	735,000	$0.28	$0.24	2.7	$—
Granted	25,000	0.04	0.04	9.9	—
Exercised	—	—	—	—	—
Forfeited	(35,000)	1.89	0.99	—	—
Outstanding at June 30, 2021	725,000	0.20	0.19	2.6	—
Exercisable at June 30, 2021	715,000	$0.20	$0.19	2.5	$—

______________

(1)	The intrinsic value of an option is the amount by which the market value of our common stock at the indicated date, or at the time of exercise, exceeds the exercise price of the option. On June 4, 2019, the last reported sales price of our common stock was $0.02 per share.

F-18